Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports First Quarter 2017 Financial Results

•	Net loss of $3.6 million, or $(0.09) per diluted share

•	EBITDA of $43.8 million, up $49.6 million from prior year’s first quarter

•	Solid performance from non-ethanol segments

OMAHA, Neb., May 1, 2017 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the first quarter of 2017. Net loss attributable to the company was $3.6 million, or $(0.09) per diluted share, for the first quarter of 2017 compared with net loss of $24.1 million, or $(0.63) per diluted share, for the same period in 2016. Revenues were $887.7 million for the first quarter of 2017 compared with $749.2 million for the same period last year.

“We reported a nearly $50 million improvement in EBITDA year over year despite a seasonally soft first quarter,” said Todd Becker, president and chief executive officer. “We had solid earnings contributions from our non-ethanol businesses during the quarter, with both Green Plains Cattle and Fleischmann’s Vinegar reporting record quarters. We continue to diversify our revenue and income streams with a more balanced portfolio of businesses to minimize the impact of a soft ethanol quarter.”

During the first quarter, Green Plains produced 326.4 million gallons of ethanol compared with 247.0 million gallons for the same period in 2016. The consolidated ethanol crush margin was $37.7 million, or $0.12 per gallon, for the first quarter of 2017 compared with $4.1 million, or $0.02 per gallon, for the same period in 2016. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees, net of related expenses.

“U.S. ethanol exports have started 2017 stronger than any year on record and we have continued to focus on international markets, exporting approximately 20% of our production in the first quarter,” Becker added. “Global demand for each of the products we produce, whether ethanol, corn oil or distillers grains, is strong and we are well positioned to benefit from these opportunities.”

“We believe that 2017 could develop into a favorable year for ethanol margins as the forward curve is stronger going into the summer driving season compared with 2016. Our focus is to drive free cash flow in the current environment and further strengthen our balance sheet in 2017.”

Recent Developments

•	On April 25, 2017, Green Plains Cattle Company LLC entered into an asset purchase agreement to acquire two cattle-feeding operations for $36.7 million, excluding working capital. The transaction includes feed yards located in Leoti, Kan. and Yuma, Colo., adding combined cattle capacity of 155,000 head to the company’s operations, supported by a multi-year offtake agreement with Cargill Meat Solutions. The transaction is expected to be completed in May 2017 and be accretive to 2017 earnings. On April 28, 2017, Green Plains Cattle entered into an amendment of its senior secured asset-based revolving credit facility used to finance the working capital for all of the cattle feedlot operations. The amendment increases the maximum commitment from $100 million to $200 million until July 31, 2017, when it increases to $300 million. The maturity date was extended from October 31, 2017 to April 30, 2020

•	On April 12, 2017, Green Plains entered into a privately negotiated agreement with a holder, on behalf of certain beneficial owners, of the company’s 3.25% Convertible Senior Notes due 2018. Under the agreement, approximately 1.3 million shares of the company’s common stock were exchanged for approximately $24.1 million in aggregate principal amount of the 2018 notes.

•	In March 2017, Green Plains Cattle purchased a 30,000 head cattle feeding operation located approximately 20 miles from Green Plains’ Hereford, Texas ethanol facility.

Results of Operations

Consolidated revenues increased $138.5 million for the three months ended March 31, 2017, compared with the same period in 2016. Revenues were impacted by an increase in ethanol, corn oil and cattle volumes sold, plus the addition of Fleischmann’s Vinegar during the fourth quarter of 2016. This was partially offset by a decrease in grain trading activity volumes and lower average realized prices for grain and cattle.

Operating income increased $40.0 million for the three months ended March 31, 2017, compared with the same period last year primarily due to increased margins on ethanol and cattle production. Interest expense increased $7.7 million for the three months ended March 31, 2017, compared with the same period in 2016, primarily due to higher average debt outstanding and borrowing costs. Income tax benefit was $2.4 million for the three months ended March 31, 2017, compared with $14.9 million for the same period in 2016.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first quarter of 2017 was $43.8 million compared with $(5.8) million for the same period last year.

Segment Information

During the fourth quarter of 2016, management restructured its operating segments. The four segments are: (1) ethanol production, which includes ethanol, distillers grains and corn oil production, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading, (3) food and ingredients, which includes the vinegar, cattle feedlot and food-grade corn oil operations and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment. Prior periods have been reclassified to conform to the revised segment presentation.

GREEN PLAINS INC.

SEGMENT OPERATIONS

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016	% Var.
Revenues:
Ethanol production	$621,375	$528,328	17.6%
Agribusiness and energy services	177,803	167,553	6.1
Food and ingredients	98,060	58,748	66.9
Partnership	27,229	23,789	14.5
Intersegment eliminations	(36,783)	(29,214)	25.9

	$887,684	$749,204	18.5%

Gross margin:
Ethanol production	$22,237	$(6,170)	* %
Agribusiness and energy services	11,409	8,138	40.2
Food and ingredients	15,025	(506)	*
Partnership	27,229	23,789	14.5
Intersegment eliminations	(112)	(734)	(84.7)

	$75,788	$24,517	* %

Operating income (loss):
Ethanol production	$(6,598)	$(29,565)	(77.7)%
Agribusiness and energy services	6,369	3,737	70.4
Food and ingredients	9,626	(1,363)	*
Partnership	16,619	13,071	27.1
Intersegment eliminations	(75)	(698)	(89.3)
Corporate activities	(8,549)	(7,828)	9.2

	$17,392	$(22,646)	* %

Depreciation and amortization:
Ethanol production	$20,342	$15,780	28.9%
Agribusiness and energy services	660	306	115.7
Food and ingredients	2,880	271	*
Partnership	1,254	1,217	3.0
Corporate activities	947	571	65.8

	$26,083	$18,145	43.7%

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

OPERATING DATA BY PRODUCT

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016	% Var.
Ethanol production
Ethanol (gallons)	326,426	246,955	32.2%
Distillers grains (equivalent dried tons)	877	646	35.8
Corn oil (pounds)	75,356	59,839	25.9
Corn consumed (bushels)	113,485	86,531	31.1
Agribusiness and energy services
Domestic ethanol sold (gallons)	293,750	277,156	6.0
Export ethanol sold (gallons)	65,845	49,005	34.4

	359,595	326,161	10.3
Food and ingredients
Company-owned cattle on feed (daily average head)	63	61	4.2
Partnership
Storage and throughput (gallons)	321,082	247,510	29.7

GREEN PLAINS INC.

CONSOLIDATED CRUSH MARGIN

(unaudited)

	Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016
	($ in thousands)		($ per gallon produced)
Ethanol production:
Operating loss	$(6,598)	$(29,565)	$(0.02)	$(0.12)
Depreciation and amortization	20,342	15,780	0.07	0.07

Total ethanol production	13,744	(13,785)	0.05	(0.05)
Intercompany fees, net:
Storage and logistics (partnership)	16,863	13,137	0.05	0.05
Marketing and agribusiness fees (agribusiness and energy services)	7,120	4,721	0.02	0.02

Consolidated crush margin	$37,727	$4,073	$0.12	$0.02

Liquidity and Capital Resources

On March 31, 2017, Green Plains had $295.4 million in total cash and cash equivalents, and $129.2 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions. Total debt outstanding was $1,124.8 million, including $335.7 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and the food and ingredients segments at March 31, 2017.

Conference Call Information

On May 2, 2017, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.228.5279 and 913.312.0942, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains’ website at http://investor.gpreinc.com/events.cfm. A transcript of the conference call will also be made available on the company’s website as soon as practicable.

Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, and consolidated ethanol crush margin to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production and growth potential of the algal biomass industry; risks associated with the recent acquisitions of three ethanol plants and Fleischmann’s Vinegar; and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$256,468	$304,211
Restricted cash	38,974	51,979
Accounts receivable, net	96,986	147,495
Inventories	464,994	422,181
Other current assets	62,456	74,710

Total current assets	919,878	1,000,576
Property and equipment, net	1,171,728	1,178,706
Other assets	329,540	327,210

Total assets	$2,421,146	$2,506,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$129,100	$192,275
Accrued and other liabilities	46,147	67,473
Short-term notes payable and other borrowings	335,695	291,223
Current maturities of long-term debt	6,171	35,059
Other current liabilities	7,131	8,916

Current liabilities	524,244	594,946
Long-term debt	782,957	782,610
Other liabilities	145,296	149,745

Total liabilities	1,452,497	1,527,301
Stockholders’ equity
Total Green Plains stockholders’ equity	851,612	862,507
Noncontrolling interests	117,037	116,684

Total liabilities and stockholders’ equity	$2,421,146	$2,506,492

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016	% Var.
Revenues
Product	$886,212	$747,183	18.6%
Service	1,472	2,021	(27.2)

Total revenues	887,684	749,204	18.5

Costs and expenses
Cost of goods sold	811,896	724,687	12.0
Operations and maintenance	8,531	8,645	(1.3)
Selling, general and administrative	23,782	20,373	16.7
Depreciation and amortization	26,083	18,145	43.7

Total costs and expenses	870,292	771,850	12.8

Operating income (loss)	17,392	(22,646)	*

Other income (expense)
Interest income	364	410	(11.2)
Interest expense	(18,496)	(10,798)	71.3
Other, net	10	(1,675)	*

Total other expense	(18,122)	(12,063)	50.2

Loss before income taxes	(730)	(34,709)	(97.9)
Income tax benefit	(2,381)	(14,893)	(84.0)

Net income (loss)	1,651	(19,816)	*
Net income attributable to noncontrolling interests	5,248	4,322	21.4

Net loss attributable to Green Plains	$(3,597)	$(24,138)	(85.1)%

Earnings per share:
Net loss attributable to Green Plains - basic	$(0.09)	$(0.63)	(85.2)%

Net loss attributable to Green Plains - diluted	$(0.09)	$(0.63)	(85.2)%

Weighted average shares outstanding:
Basic	38,420	38,197

Diluted	38,420	38,197

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$1,651	$(19,816)
Noncash operating adjustments:
Depreciation and amortization	26,083	18,145
Deferred income taxes	(2,934)	(20,387)
Other	6,554	7,706
Net change in working capital	(69,766)	(65,455)

Net cash used by operating activities	(38,412)	(79,807)

Cash flows from investing activities:
Purchases of property and equipment	(14,902)	(18,571)
Acquisition of a business, net of cash acquired	(4,074)	—
Distributions from (investments in) unconsolidated subsidiaries	(2,399)	260

Net cash used by investing activities	(21,375)	(18,311)

Cash flows from financing activities:
Net proceeds (payments) - long-term debt	(32,145)	50,053
Net proceeds - short-term borrowings	44,412	48,248
Other	(223)	(1,608)

Net cash provided by financing activities	12,044	96,693

Net change in cash and cash equivalents	(47,743)	(1,425)
Cash and cash equivalents, beginning of period	304,211	384,867

Cash and cash equivalents, end of period	$256,468	$383,442

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$1,651	$(19,816)
Interest expense	18,496	10,798
Income taxes	(2,381)	(14,893)
Depreciation and amortization	26,083	18,145

EBITDA	$43,849	$(5,766)

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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